Exhibit 10.55

Employment Agreement for Executive Officers in the Office of the President, E*TRADE Group, Inc.

Each executive listed below is party to an agreement in the same form as attached:

Name of Executive	Current Title:
Mitchell H. Caplan	Chief Financial Products Officer and Managing Director, North America
R. (Robert) Jarrett Lilien	Chief Brokerage Officer and Managing Director, Asia-Pacific and Latin America
Joshua Levine	Chief Technology Officer and Managing Director, Europe, Africa and the Middle East

EMPLOYMENT AGREEMENT

This Agreement is made effective this 1st day of October, 2001 (the “Effective Date”), by and between E*TRADE Group, Inc., a Delaware corporation (“Company”), and <NAME OF EXECUTIVE> (“Executive”).

BACKGROUND

Executive is currently serving as <CURRENT TITLE>. As of the Effective Date, Executive shall also serve as a member of the Office of the President. The parties desire to enter into a formal employment agreement with respect to the continued employment of Executive by Company in this capacity, which shall automatically become effective as of the Effective Date.

TERMS AND CONDITIONS

In consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

1.    Termination of Prior Agreements.    Subject to the provisions of Section 8 herein, any prior agreement shall terminate and be of no further force and effect as of the execution of this Agreement.

2.    Employment.    Executive agrees to serve as <CURRENT TITLE>, as well as member of the Office of the President or a comparable position of Company for the term of this Agreement, subject to the terms set forth in this Agreement and the provisions of the Bylaws of Company. During his employment, Executive shall devote his effort and attention, on a full-time basis, to the performance of the duties required of him as an executive of Company.

3.    Compensation.    As compensation for his services during the term of this Agreement, Executive shall receive the amounts and benefits set forth in this Section 3:

(a)    An annual salary of $615,000.00 (“Base Salary”) paid in accordance with the Company’s ordinary payroll procedures. The Base Salary shall be subject to review by the Compensation Committee of the Company’s Board of Directors for adjustment in light of the size and performance of Company. The Base Salary, as adjusted in accordance with this subsection (a), shall remain in effect unless and until it is adjusted in accordance with this subsection (a).

(b)    The Executive will be eligible to participate in the Company’s standard bonus plan, with a target bonus of up to 300% of his base salary, which may be modified as determined by the Chairman/Chief Executive Officer and the Compensation Committee of the Company (the “Maximum Target Bonus”). The Executive will also be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”) on the same basis as other executive officers of the Company.

(c)    Participation in the employee benefit plans maintained by Company and in other benefits provided by Company to senior executives, including retirement and 401(k) plans and other retirement plans, deferred compensation, medical and dental, annual vacation, paid holidays, sick leave, and similar benefits, which are subject to change from time to time at the reasonable discretion of Company.

(d)    It is acknowledged that Executive has received option grants during the course of his employment with the Company. The stock option agreement covering any and all such stock options, including any agreements relating to the issuance of restricted stock, shall be amended to provide for “single trigger” immediate vesting in the event of a Change in Control of the Company. Company agrees that there will be no change made in any Stock Option during the Initial Term or any Renewal Term of this agreement which adversely affects Executive’s rights as established by the foregoing documents, without the prior written consent of Executive. In the future, all stock option grants made to Executive shall have a vesting schedule which provides for quarterly vesting in equal installments over a four year period; and

(e)    Lease of automobile for company use and reimbursement of reasonable operating expense.

(f)    Reimbursement of all reasonable business–related expenses, including without limitation, first–class air travel or travel by chartered or corporate aircraft for all business travel.

4.    Term. The term of this Agreement and the termination rights are as follows:

(a) This Agreement and Executive’s employment under this Agreement shall be effective as of the Effective Date and shall continue for a term ending on October 1, 2005 (the “Initial Term”). The parties may extend the Initial Term for additional one year periods (each a “Renewal Term”), provided that both parties mutually agree during the sixty day period prior to the conclusion of the Initial Term or any Renewal Term.

(b)    This Agreement and Executive’s employment may be terminated by either party prior to the end of the Initial Term (or any Renewal Term) upon 30 days’ prior written notice to the other party, provided that, in the event of such termination, Company shall be obligated to make the payments and provide the benefits described in Section 5 below. However, in the event that the Company terminates Executive’s employment for “Cause”, the Company shall not be required to provide Executive with any prior notice of termination.

5.    Termination Payments. Upon termination of Executive’s employment, Company shall provide the following benefits to Executive:

(a)    Except during the period surrounding a Change in Control as described in Section 5(b), below, in the event that the Company elects to terminate Executive’s employment for any reason other than Cause or Disability, including the Executive’s death, the Company shall provide Executive with the following benefits; (i) within three business days after the end of the 30-day notice period provided in Section 4 above, the Company shall pay Executive a lump sum payment equivalent to one year’s Base Salary at the rate in effect at the time of such termination; and (ii) the Company shall, in its sole discretion, either: (X) arrange for Executive and any dependents to continue to participate in those benefit programs in which Executive and any dependents participated as an active associate for a period of one year following the termination date; or (Y) within three business days after the end of the 30-day notice period provided in Section 4 above, provide Executive with a lump sum payment equivalent to the Company’s cost to provide such benefits for a one year period. In the event that Executive’s employment is terminated for “Cause”, Executive shall be entitled to no benefits from the Company other than those accrued as of the date of such termination. In the event that Executive’s employment is terminated due to his Disability or death, the Executive shall be entitled to receive those benefits available under the Company’s then existing benefits plans and policies, but no further benefits or severance.

(b)    In the event of an Involuntary Termination of Executive’s employment during the period that is within sixty days prior to or three years following a Change in Control, then the Company shall provide Executive with the following benefits; (i) within three business days after the end of the 30-day notice period provided in Section 4 above, the Company shall pay Executive a lump sum payment equivalent to two years of Executive’s Current Total Annual Compensation; (ii) the Company shall, in its sole discretion, either: (X) arrange for Executive to continue to participate in those benefit programs in which Executive participated as an active associate for a period of two years following the termination date; or (Y) provide Executive with a lump sum payment equivalent to the Company’s cost to provide such benefits for a two year period; (iii) the Company shall provide Executive with outplacement services valued at a minimum of forty thousand dollars ($40,000.00) in a form and manner acceptable to Executive; and the Company shall provide Executive a mutually acceptable office, together with secretarial assistance and customary office facilities and services, located at Company (or in lieu thereof reimbursement for same at another location), for up to two years following the effective termination date of this Agreement, for the purpose of facilitating Executive’s search for new employment.

For purposes of this Agreement, the following definitions shall apply:

(i)    The “Board” shall mean the Board of Directors of Company.

(ii)    “Cause” shall mean (A) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an Executive and intended to result in personal enrichment of the Executive or others at the expense of the Company or its shareholders; (B) committing a felony or an act of fraud against the Company or its affiliates; (C) refusal of Executive to substantially perform all of his duties and responsibilities, or Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability), which remains uncured following thirty days after written notice of such alleged Cause by the Board of Directors; or (D) any material and substantial breach by Executive of other terms and conditions of this Agreement, which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty days after written notice of such alleged Cause by either the Board of Directions, or Company’s chairman and Chief Executive Officer.

(iii)    “Change of Control” shall mean the occurrence of any of the following events:

(A)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than forty percent (40%) of the total voting power represented by the Company’s then outstanding voting securities;

(B)    A merger or consolidation of the Company with any other corporation or business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(C)    A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(D)    Effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(E)    Change in the identity of the Chairman/Chief Executive Officer of the Company.

(iv)    “Current Total Annual Compensation” shall be the greater of: (i) Executive’s Base Salary plus Maximum Target Bonus for the calendar year in which his employment terminates or (ii) such Base Salary plus Maximum Target Bonus for the calendar year prior to the year of such termination.

(v)    “Disability” shall mean the total and permanent inability of Executive due to illness, accident or other physical or mental incapacity to perform the usual duties of his employment under this Agreement, as determined by a physician selected by Company and acceptable to Executive or Executive’s legal representative (which agreement as to acceptability shall not be unreasonably withheld).

(vi)    The “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(vii)      The “Incumbent Board” shall mean the members of the Board as of the date of this Agreement and any person becoming a member of the Board hereafter whose election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company).

(viii)    “Involuntary Termination” shall mean either: (X) the Company’s termination of the employment relationship for any reason other than “Cause” or the Executive’s death or Disability; or (Y) the Executive’s voluntary resignation within 12 months of the occurrence of any one of the following events: (i) without the Executive’s express written consent, the assignment to the Executive of any duties or the significant reduction of the Executive’s duties, either of which is inconsistent with the Executive’s position or responsibilities with the Company as set forth in this Agreement, or the removal of the Executive from such position and responsibilities; (ii) without the Executive’s express written consent, a substantial reduction of the facilities and perquisites (including office space, support staff and location) available to the Executive, unless substantially all of the Company’s other Executives of rank and responsibilities substantially similar to those of the Executive undergo substantially similar reductions; (iii) a substantial reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled under this Agreement with the result that the Executive’s overall benefits package is significantly reduced; or (v) the relocation of the Executive’s principal place of work to a location more than 50 miles from the Executive’s then present location. An Involuntary Termination will also include (i) any purported termination for “Cause” for which the grounds relied upon are not valid, or (ii) the failure of the Company to obtain the assumption of this agreement by any successor(s) as required in Section 9, below. In the event that Executive contends his voluntary resignation constitutes an Involuntary Termination, Executive shall inform the Company of the basis for his contention at the time he provides notice of his resignation.

6.    Executive agrees that during his employment with E*TRADE Executive will not engage in any other employment, business, or business related activity unless Executive receives E*TRADE’s prior written approval to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of E*TRADE or otherwise conflict with or adversely affect in any way his performance of his employment obligations to E*TRADE; however, Executive agrees that under no circumstances shall he participate as a member of the board of directors of more than two outside businesses or entities, whether such businesses or entities are for profit or not-for-profit, unless specifically approved by the Chairman and Chief Executive Officer of the Company.

Subject to the approval of the Chief Legal Affairs and Human Resources Officer or the equivalent position, commencing on the date of termination of his employment with E*TRADE and continuing for a period not to exceed twelve (12) months, Executive will not, except as provided below, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

i.    engage in any activity, in any market where E*TRADE conducts business, in which Executive participates, manages or advises in the design, development, marketing, sale or servicing of any product related to global institutional and retail internet securities trading, clearing services or execution (hereafter referred to as “the Business”);

ii.    induce, encourage or solicit any individual who was employed by E*TRADE within six (6) months of the date his employment with E*TRADE terminates to leave the Company for any reason or to accept employment with any other company, or to employ, interview or arrange to have business opportunities offered to any such individual; or

iii.    permit his name to be used in connection with a business which is competitive or substantially similar to the Business.

Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any person or entity which owns a business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange of listed on the National Association of Securities Dealers Automated Quotation System.

If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Executive agrees, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. Executive acknowledges that the services that Executive will provide to E*TRADE under this Agreement are unique and that irreparable harm will be suffered by E*TRADE in the event of the breach by Executive of any of his obligations under this Agreement, and that E*TRADE will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement. Any claims asserted by Executive against E*TRADE shall not constitute a defense in any injunction action brought by E*TRADE to obtain specific enforcement of said paragraphs.

Executives agree that if the Company establishes that Executive, or those acting in concert with Executive or on his behalf, materially violate the Non-Competition provision in any way, the Company shall be entitled to recover the reasonable attorneys’ fees and litigation expenses incurred, arising out of or relating to the Company’s efforts to prevent the breach, to establish that a breach has occurred, to enforce the Non-Competition provisions or to seek to redress a breach, including any appeals if necessary. If the Company fails to establish that Executive, or those acting in concert with Executive or on his behalf, have materially violated any of the Non-Competition provisions in any way, Executive shall be entitled to reimbursement of reasonable attorneys’ fees and litigation expenses incurred in his defense.

7.    Arbitration.    The parties each agree that any and all disputes between them which arise out of Executive’s employment, the termination of his employment, or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, any disputes regarding Executive’s employment by E*TRADE or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of his employment with E*TRADE or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or workers’ compensation laws; (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by E*TRADE, or which E*TRADE could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable California law. Binding arbitration will be conducted in San Mateo County in accordance with the rules and regulations of the American Arbitration Association. Each side will bear its own attorneys’ fees, unless otherwise decided by the arbitrator. Executive understand and agree that the arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

8.    Miscellaneous Provisions.    This Agreement, the stock option grant agreements and the previously executed Employee Agreements Re: Proprietary Information and Inventions will be the entire agreement between Executive and E*TRADE relating to his employment and the additional matters provided for herein. This Agreement supersedes and replaces (i) any prior verbal or written agreements between the parties except as provided for herein, including, but not limited to, any Management Continuity Agreement between the Executive and the Company; and (ii) any prior verbal or written agreements between the undersigned Executive and the Company relating to the subject matter hereof. This Agreement may be amended or altered only in a writing signed by Executive and the Company. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this Agreement is severable from the other, and if any provision hereof shall be to any extent unenforceable it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

9.    Assignment; Successors.    Any assignment of this Agreement shall be in accordance with the following:

(a)    The rights and benefits of Executive under this Agreement, other than accrued and unpaid amounts due hereunder, are personal to him and shall not be assignable by Executive.

(b)    Subject to the provisions of subsection (c) of this Section 9 and the provisions of Section 5, above, this Agreement shall not be assignable by Company, provided that Company may assign this Agreement to another corporation wholly owned by it either directly or through one or more other corporations, or to any corporate successor of Company or any such corporation.

(c)    Any business entity succeeding to substantially all of the business of Company, by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and Company shall require the assumption of this Agreement by such successor as a condition to such purchase, merger, consolidation, sale of assets or other similar transaction.

10.    Notices.    Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Executive:	<NAME OF EXECUTIVE> c/o E*TRADE Group, Inc. 4500 Bohannon Drive Menlo Park, CA 94025

If to Company:	Chief Legal Affairs and Human Resources Officer c/o E*TRADE Group, Inc. 4500 Bohannon Drive Menlo Park, CA 94025

or such other address or agent as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

11.    Full Settlement and Legal Expenses.    In no event shall Executive be obligated to seek other employment or take any action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance (including as a result of any contest by Executive about the amount of any payment pursuant to Section 6 of this Agreement), plus in each case interest at the applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

13.    Governing Law.    This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, except that any arbitration shall be governed by the Federal Arbitration Act.

14.    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective ad valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

E*TRADE GROUP, INC.

By:	/S/ CHRISTOS M. COTSAKOS
Christos M. Cotsakos Chairman & Chief Executive Officer

EXECUTIVE

By:	/s/ Signature of Executive
Name of Executive